AMENDMENT NO. 1 TO

INVESTMENT AGREEMENT

This AMENDMENT NO.1 TO INVESTMENT AGREEMENT (this “Amendment”) dated as of June 25, 2012 (the “Effective Date”) is entered into by and among Lone Star Gold, Inc., a Nevada corporation with its principal executive office at 6565 Americas Parkway NE, Suite 200, Albuquerque, NM 87110 (the “Company”), and Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (the “Investor”), with its principal executive officers at 245 Main Street, Suite 302, White Plains, NY 10601.

Recitals

WHEREAS, on April 30, 2012, the Company and the Investor entered into an Investment Agreement, attached hereto as Exhibit A, pursuant to which the Investor agreed to invest up to Twenty-Four Million Dollars ($24,000,000) in the purchase of the Company’s common stock (the “Investment Agreement”); and

WHEREAS, the Company and the Investor seek to amend the Investment Agreement to reflect mutually agreed upon revised terms in accordance with the provisions of this Amendment;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.             Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Investment Agreement.

Section 2.             Investment Amount. The Company and the Investor agree to reduce the aggregate investment amount from $24,000,000 to $15,000,000. As such, the first paragraph of Recitals, Section 2.1 and Section 8.1 of the Investment Agreement are hereby amended to reflect the new aggregate purchase price of $15,000,000.

Section 3.             Purchase Price. The Company and the Investor agree to amend the definition of “Purchase Price” by using lowest trading price instead of lowest volume weighted average price. As such, the definition of “Purchase Price” under Section I of the Investment Agreement is hereby amended and restated in its entirety as follows:

“Purchase Price” shall mean Twenty-Four and a half (24.5%) percent discount to the lowest trading price of the common stock reported by Bloomberg, L.P. during the ten (10) consecutive trading days immediately prior to receipt by the Investor of the Put Notice.

Section 4.             Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Investment Agreement, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Investment Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Investment Agreement shall mean the Investment Agreement as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Investment Agreement and this Amendment, the provisions of this Amendment shall control and be binding.

Section 5.             Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first indicated above.

The Company:

Lone Star Gold, Inc.

By:	/s/ Daniel M. Ferris
Daniel M. Ferris
Chief Executive Officer

The Investor:

Fairhills Capital Offshore Ltd.

By:	/s/ Edward Bronson
Edward Bronson
Senior Managing Member

Exhibit A

Investment Agreement

As attached.